Exhibit 10.1

ULTIMATE PARENT SUPPORT AGREEMENT

by and between

CF ACQUISITION CORP. VIII,

and

ETI-XCV HOLDINGS, LLC

Dated as of October 9, 2022

ULTIMATE PARENT SUPPORT AGREEMENT

This ULTIMATE PARENT SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 9, 2022 by and between ETI-XCV Holding, LLC, a Delaware limited liability company (“Ultimate Parent”) whose sole member is Exela Technologies, Inc. (“ETI”), and CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger among Acquiror, Sierra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”) and XBP Europe, Inc., a Delaware corporation (the “Company”), dated as of October 9, 2022 (as amended from time to time, the “Merger Agreement”).

WHEREAS, Parent and the Company are indirect wholly-owned Subsidiaries of Ultimate Parent, as detailed on Schedule I, which sets forth each direct and indirect Subsidiary between Ultimate Parent and the Company, including Parent and the Company (together with any additional Subsidiaries organized or formed by Ultimate Parent or any Holdco Subsidiaries after the date hereof that directly or indirectly own interests or other equity securities in Parent or the Company, the “Holdco Subsidiaries”);

WHEREAS, Ultimate Parent directly or indirectly owns all of the outstanding interests and other equity securities in the Holdco Subsidiaries (the “Holdco Subsidiary Securities”);

WHEREAS, the sole member of Ultimate Parent has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub, Parent and the Company are entering into the Merger Agreement, pursuant to which, among other things, upon the consummation of the transactions contemplated thereby, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the DGCL as a Subsidiary of Acquiror;

WHEREAS, Parent’s approval (as sole shareholder of the Company) of the Merger Agreement, the Merger and the other Transactions is required under the Merger Agreement; and

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into the Merger Agreement, Acquiror has required Ultimate Parent to enter into this Agreement and the Lock-Up Agreement with the Company and Acquiror entered into concurrently herewith (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of Ultimate Parent.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing or (y) the date on which the Merger Agreement is validly terminated in accordance with its terms (such period, the “Restricted Period”), Ultimate Parent hereby agrees that:

(i) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the equityholders of any Holdco Subsidiary, however called, and in any action by written consent of equityholders of a Holdco Subsidiary, at which the Merger Agreement, any Ancillary Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the equityholders of such Holdco Subsidiary, as applicable, it shall cause (directly or indirectly through the Holdco Subsidiaries) the voting of, shares in such Holdco Subsidiary, as applicable, in favor of such actions, and shall cause (directly or indirectly through the Holdco Subsidiaries) the execution and delivery of any written consents with respect to approving any matter contemplated by the Merger Agreement and the Ancillary Agreements promptly (and with respect to the Company Written Consent, delivery of the Company Written Consent to Acquiror on the date of this Agreement); and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, it shall cause (directly or indirectly through the Holdco Subsidiaries) the voting of, shares in each Holdco Subsidiary, as applicable (and to the extent they carry the right to vote) against (other than pursuant to, or in furtherance of, the Merger and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions, the Merger Agreement or any of the other agreements related to the Merger (including the Ancillary Agreements to which Ultimate Parent, Parent or the Company is a party) including: (aa) any extraordinary corporate transaction, such as an exchange, consolidation or other business combination involving (directly or indirectly) any Holdco Subsidiary or EMEA Company (other than the Merger or any of the other Transactions); (bb) a sale, lease, exclusive license or transfer of any material asset of an EMEA Company or a reorganization, recapitalization or liquidation of an EMEA Company (other than the Merger or any of the other Transactions); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by Acquiror; (dd) any change in the present capitalization or dividend policy of an EMEA Company or any amendment or other change to the constating documents or the other organizational documents of an EMEA Company (other than as expressly contemplated in or permitted by the Merger Agreement or the Ancillary Agreements), except if approved in writing by Acquiror; (ee) any other change in the corporate structure (other than the Merger or any of the other Transactions) or business of the EMEA Companies, except if approved in writing by Acquiror; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in any EMEA Company (other than the Merger or any of the other Transactions); (2) any Acquisition Proposal or Alternative Transaction; (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of Parent or the Company contained in the Merger Agreement or of Ultimate Parent contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Closing set forth in Article VIII of the Merger Agreement not being fulfilled; and (5) any action that would preclude Acquiror from filing with the SEC the Proxy Statement as contemplated by the Merger Agreement; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (5) of the preceding clause (A) by written consent.

(b) During the Restricted Period, Ultimate Parent shall not, and shall cause its Affiliates not to (and shall direct its and its Affiliates’ Representatives not to), directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the EMEA Companies to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the EMEA Companies in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage Parent, the Company or any other EMEA Companies to enter into, any acquisition agreement, merger agreement, amalgamation agreement, plan of arrangement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state or province in connection with an Acquisition Proposal, Alternative Transaction or otherwise, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction, or (v) take any action which would reasonably be expected to impede, prevent or materially delay approval of the Merger, including bringing, or threatening to bring, any suit or proceeding for the purpose of stopping, preventing, impeding or delaying the Merger, including exercising any rights to appear before a proceeding related to the Merger in a manner that is not supportive of the approval of the Merger; provided that this clause (v) shall not restrict a merger or similar business combination involving ETI that does not constitute an Alternative Transaction.

(c) Ultimate Parent hereby agrees that it shall, and shall (directly or indirectly through the Holdco Subsidiaries) cause Parent and the Company, from time to time, to (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Ultimate Parent, Parent and/or the Company, as applicable, as of the date of this Agreement, and (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the constating documents of any EMEA Companies) necessary to effect the Merger and the other Transactions and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the Merger and the other Transactions.

Section 2 Irrevocable Proxy. Ultimate Parent, on behalf of itself and the Holdco Subsidiaries, hereby revokes any proxies that it has heretofore granted with respect to its and the Holdco Subsidiaries’ respective Holdco Subsidiary Securities, and on behalf of itself and each Holdco Subsidiary, hereby irrevocably constitutes and appoints Acquiror as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder for and on Ultimate Parent’s and the applicable Holdco Subsidiaries’ behalf, for and in such applicable Holdco Subsidiaries’ name, place and stead, in the event that Ultimate Parent fails to comply in any material respect with its obligations hereunder in a timely manner, to vote the Holdco Subsidiary Securities of such Holdco Subsidiary and grant all written consents thereto in each case in accordance with the provisions of Section 1(a)(i) and (ii), and to represent and otherwise act for such Holdco Subsidiary in the same manner and with the same effect as if such Holdco Subsidiary were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6.13. Ultimate Parent authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with each Holdco Subsidiary. Ultimate Parent hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Parent and the Company of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of Ultimate Parent under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Ultimate Parent agrees not to, and to cause the Holdco Subsidiaries not to, grant any proxy that conflicts or is inconsistent with the proxy granted to Acquiror in this Agreement.

Section 3 Representations and Warranties of Ultimate Parent. Ultimate Parent represents and warrants to Acquiror as follows:

3.1 Authorization. Ultimate Parent is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of Delaware. Ultimate Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Ultimate Parent and the consummation by Ultimate Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Ultimate Parent and no other proceedings on the part of any Ultimate Parent or its equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Ultimate Parent and, assuming the due execution and delivery by Acquiror, constitutes the legal, valid and binding obligation of Ultimate Parent, enforceable against Ultimate Parent in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2. Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by Ultimate Parent and the consummation by it of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Ultimate Parent or ETI, other than as required to comply with ETI’s Form 8-K reporting obligations pursuant to the United States Securities Exchange Act of 1934, as amended.

(b) The execution, delivery and performance by Ultimate Parent of this Agreement and the consummation by Ultimate Parent of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of ETI, Ultimate Parent or any Holdco Subsidiary, (ii) conflict with or violate, in any respect, any Law applicable to ETI, Ultimate Parent or by which any property or asset of ETI, Ultimate Parent or any Holdco Subsidiary is bound, (iii) except as expressly provided for in the Merger Agreement, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which an EMEA Company is a party or by which any Holdco Subsidiary Securities, or the properties or assets of an EMEA Company, is bound or any Governmental Order or Law applicable to any Holdco Subsidiary Securities or properties or assets of an EMEA Company, or (iv) result in the creation of a Lien on any Holdco Subsidiary Securities, or the properties or assets of an EMEA Company, except in the case of clauses (ii) through (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Ultimate Parent to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

3.3 Ownership of Holdco Subsidiary Securities.

(a) As of the date hereof, Ultimate Parent directly or indirectly owns 100% of the outstanding interests or other equity securities in the Holdco Subsidiaries, including Parent and the Company, and directly or indirectly controls 100% of the voting power of the Holdco Subsidiary Securities. Ultimate Parent has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to any Holdco Subsidiary Securities, including any securities of Parent or the Company (other than this Agreement). As of the time of any meeting of the equityholders of Parent or the Company referred to in Section 1(a)(i) and with respect to any written consent of the equityholders of Parent or the Company referred to in clause (B) of each of Section 1(a)(i) or (ii), such Holdco Subsidiary equityholders of Parent and the Company shall be the owners of 100% of the outstanding capital stock (and any other interests or other equity securities) in Parent and the Company.

(b) As of the date hereof, the Holdco Subsidiaries set forth on Schedule I constitute the only direct or indirect Subsidiaries between Ultimate Parent and the Company. Each of the Holdco Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has requisite corporate, limited liability company or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Holdco Subsidiaries is presently qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). Ultimate Parent directly or indirectly owns (beneficially and of record) good and valid title to all the issued and outstanding Holdco Subsidiary Securities free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. All Holdco Subsidiary Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

Section 4 No Transfers.

(a) Ultimate Parent hereby agrees not to, and agrees to cause (directly or indirectly through the Holdco Subsidiaries) each Holdco Subsidiary and EMEA Company not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any interests or other equity securities in any Holdco Subsidiary or EMEA Company (except as contemplated by the Contribution Agreement), or any voting rights with respect thereto other than transfers of interests in any Holdco Subsidiary other than the Company, to another Holdco Subsidiary that is not (x) a Restricted Subsidiary or Subsidiary Guarantor (as such terms are defined in the Exela Credit Documents), or (y) a similarly restricted Subsidiary subject to similar Indebtedness or Lien obligations or restrictions (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Ultimate Parent hereby authorizes Acquiror to direct any applicable Holdco Subsidiary to impose stop, transfer or similar orders to prevent the Transfer of any of its Subject Securities on the books of such Holdco Subsidiary in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise.

(c) Ultimate Parent hereby agrees to cause (directly or indirectly through the Holdco Subsidiaries) Parent not to, and not to permit any Person under such Ultimate Parent’s control, to deposit any securities of an EMEA Company in a voting trust or to subject any securities of an EMEA Company to any arrangement with respect to the voting thereof, other than agreements entered into with Acquiror.

Section 5 Waiver and Release of Claims.

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Ultimate Parent, on behalf of itself, the Holdco Subsidiaries and its other Affiliates (other than Acquiror and its Subsidiaries) and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity in each case, acting in their capacity as such and claiming by, through, or under any of the foregoing (each a “Ultimate Parent Releasing Party” and, collectively, the “Ultimate Parent Releasing Parties,” provided, for the avoidance of doubt, that none of the EMEA Companies shall be deemed a Ultimate Parent Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge each of the EMEA Companies and each of their respective past and present directors, officers, employees and agents, predecessors, successors, assigns and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

(b) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Acquiror on behalf of itself, the EMEA Companies and its other Affiliates (other than the Ultimate Parent Releasing Parties) and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity in each case, acting in their capacity as such and claiming by, through, or under any of the foregoing (each an “Acquiror Releasing Party” and, collectively, the “Acquiror Releasing Parties,” and together with the Ultimate Parent Releasing Parties, the “Releasing Parties”) does hereby unconditionally and irrevocably release, waive and forever discharge each of Ultimate Parent the Holdco Subsidiaries and its other Affiliates (other than Acquiror and its Subsidiaries) and each of their respective past and present directors, officers, employees and agents, predecessors, successors, assigns and Subsidiaries from any and all past or present Claims.

(c) Each Releasing Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each Releasing Party acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(d) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge any Claims that arise under or are based upon (i) the terms of the Merger Agreement, this Agreement or any of the other Ancillary Agreements, or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement, the Merger or the other Transactions, including without limitation in respect of the Services Agreement or the calculation of the Merger Consideration; (ii) the performance of all or any portion of any transaction (including the payment of amounts due) arising in the Ordinary Course outstanding as of the Closing; (iii) the intercompany services described in Annex A to the Services Agreement included as an Exhibit to the Merger Agreement; (iv) the Master Intercompany Intellectual Property License Agreement, executed substantially concurrently with the Merger Agreement; and (v) the Legacy Payables to the extent outstanding on the Closing Date and not satisfied pursuant to Section 6.2(ii) of this Agreement.

(e) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 6 Certain Intercompany Matters. On or prior to the Closing Date, Ultimate Parent shall, and shall cause Parent, the Company and their affiliates to:

6.1 Legacy Receivables. With respect to amounts due (the “Legacy Receivables”) as of the date hereof from ETI and its Subsidiaries other than the Company and the EMEA Companies (the “Specified Counterparties”) to the EMEA Companies, such Legacy Receivables shall be distributed to Parent or otherwise satisfied such that as of the Closing Date, the EMEA Companies shall not be the holders of any Legacy Receivables.

6.2 Legacy Payables. With respect to amounts due (the “Legacy Payables”) as of the date hereof from the EMEA Companies to the Specified Counterparties: (i) on or prior to the Closing Date, an amount of such Legacy Payables in respect of intercompany loans due to Specified Counterparties equal to $13,105,851 will directly or indirectly be contributed by the Specified Counterparties to the capital of the EMEA Companies (or such Legacy Payables will otherwise be satisfied without payment from the EMEA Companies), and (ii) on the Closing Date, Acquiror shall issue to the payees of the Legacy Payables, 418,290 shares of Common Stock in satisfaction of $4,182,900 of the $8,365,801 in Legacy Payables due to Specified Counterparties such that, except for the remaining amount pursuant to this clause (ii), as of the Closing Date, the Legacy Payables shall be satisfied.

6.3 Certain Registered IP. To the extent that any of the domain names or trademarks registered in Europe and listed on Section 3.6(a) of the Company Disclosure Letter to the Merger Agreement are owned by a Specified Counterparty, ownership of such domain names or trademarks shall be assigned to the Company or the EMEA Companies on or prior to the Closing Date.

6.4 Structure. Ultimate Parent will consult with and reasonably cooperate with Acquiror to structure the transactions pursuant to this Section 6 in an efficient manner.

Section 7 General.

7.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to Acquiror (prior to Closing), to it at:

CF Acquisition Corp. VIII

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFVIII@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Ken Lefkowitz and Michael Traube

Email: ken.lefkowitz@hugheshubbard.com and
michael.traube@hugheshubbard.com

if to Ultimate Parent, to it at:

c/o Exela Technologies, Inc.

300 First Stamford Place, Second Floor West

Stamford, CT 06902

Attention: Erik Mengwall, Deputy General Counsel and Secretary

E-mail: legalnotices@exelatech.com

with copies to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019
Attention: Maurice Lefkort; Sean Ewen

Email: mlefkort@willkie.com; sewen@willkie.com

7.2 Headings; Counterparts. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

7.3 Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the Merger Agreement and each Ancillary Agreement to which Ultimate Parent is a party, constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and each Ancillary Agreement to which Ultimate Parent is a party.

7.4 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

7.5 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

7.6 Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to this Section 7.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

7.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

7.9 Enforcement.

(a) Ultimate Parent expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Acquiror’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) Acquiror and the Company would not have entered into the Merger Agreement and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.9, no party hereto shall in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 7.9 prior to pursuing any other form of relief referred to in the preceding clause (i).

7.10 Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

7.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 3, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 7.11.

7.12 Publicity.

(a) All press releases or other public communications of Ultimate Parent relating to this Agreement, the Merger and the other Transactions shall be subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld; provided, that Ultimate Parent shall not be required to obtain consent pursuant to this Section 7.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.12(a).

(b) The restriction in Section 7.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Ultimate Parent shall use its reasonable efforts to consult with Acquiror in advance as to its form, content and timing.

7.13. Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms provided, however, that no termination of this Agreement shall relieve or release Ultimate Parent from any obligations or liabilities arising out of Ultimate Parent’s breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 5 and 6 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence.

7.14 Interpretation. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof”, “herein,” “hereto,” “herewith” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.15 No Recourse. No director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Ultimate Parent or Acquiror, shall have any obligation or liability for the obligations or liabilities of Ultimate Parent or Acquiror, respectively, under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the entities that have executed and delivered a counterpart to this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Ultimate Parent Support Agreement as of the date first written above.

CF ACQUISITION CORP. VIII

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

ETI-XCV HOLDINGS, LLC

By:	/s/ Matt Brown
Name:	Matt Brown
Title:	President

SCHEDULE I

Holdco Subsidiaries

•	ETI-XCV Holdings, LLC is the sole member of ETI-XCV LLC, a Delaware limited liability company
•	ETI-XCV LLC is the sole member of XCV-EMEA, LLC, a Delaware liability company
•	XCV-EMEA, LLC is the sole shareholder of Parent
•	Parent is the sole stockholder of the Company